SUB-ITEM 77C

The sole shareholder of each of MFS Low Volatility Equity Fund (the "Equity Fund") and MFS Low Volatility Global Equity Fund (the "Global Equity Fund") (each a "Fund"), each a series of MFS Series Trust I (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on December 4, 2013, to approve the following matters:

1.       That  Messrs.  Robert  E.  Butler,  David H. Gunning, William R. Gutow,
            Michael Hegarty, John P. Kavanaugh, J. Dale Sherratt, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, and Laurie J. Thomsen, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.

2.       The terms of the Investment Advisory Agreement, dated  December 4 2013, by and between the Trust and Massachusetts Financial Services Company, be, and they hereby are, ratified, confirmed and approved.

3.       That the selection of Ernst & Young LLP,  independent registered public accounting firm, by the Board of Trustees of the Equity Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Equity Fund, to certify every financial statement relating to the Equity Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Equity Fund in respect of all or any part of the fiscal year ending August 31, 2014, be, and it hereby is, ratified, confirmed and approve; and

            That the selection of Deloitte & Touche LLP, independent registered public accounting firm, by the Board of Trustees of the Global Equity Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Global Equity Fund, to certify every financial statement relating to the Global Equity Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Global Equity Fund in respect of all or any part of the fiscal year ending August 31, 2014, be, and it hereby is, ratified, confirmed and approved.

4.       That in exercise of their business  judgment made in the best interests of shareholders of each class of shares of each Fund, the terms of the Master Distribution Plan, be and they hereby are ratified, confirmed and approved.